Exhibit 99.1

The Goldman Sachs Group, Inc.  |  85 Broad Street  |  New York, New York 10004

GOLDMAN SACHS REPORTS FIRST QUARTER RECORD EARNINGS PER SHARE OF $2.50

NEW YORK, March 23, 2004 — The Goldman Sachs Group, Inc. (NYSE:GS) today reported net earnings of $1.29 billion for its fiscal first quarter ended February 27, 2004. Diluted earnings per share were $2.50 compared with $1.29 for the first quarter of 2003 and $1.89 for the fourth quarter of 2003. Annualized return on average tangible shareholders’ equity (1) was 30.4%, and annualized return on average shareholders’ equity was 23.5% for the first quarter of 2004.

Business Highlights

•	Goldman Sachs achieved its best quarterly results, generating record net revenues, net earnings and diluted earnings per share.

•	The firm continued its leadership in global mergers and acquisitions, ranking first in announced and completed transactions. (2)

•	Fixed Income, Currency and Commodities (FICC) generated record quarterly net revenues of $2.10 billion.

•	Equities sales and trading produced net revenues of $1.66 billion, 77% above last year’s first quarter.

•	Asset Management and Securities Services achieved record quarterly net revenues of $1.04 billion, reflecting strong incentive fees as well as higher assets under management and customer balances.

•	Assets under management increased 19% from a year ago to a record $412 billion, with net asset inflows of $24 billion during the first quarter of 2004.

“We are pleased with the firm’s results this quarter which underscore the strength and earnings power of our franchise,” said Henry M. Paulson, Jr., Chairman and Chief Executive Officer. “While the environment for fixed income remained robust throughout the period, we saw significantly higher revenues in our equity-related businesses, as well as an increase in corporate activity levels.”

Media Contact: Peter Rose		Investor Contact: John Andrews
Tel: 212-902-5400	1	Tel: 212-357-2674

Net Revenues

Investment Banking

Net revenues in Investment Banking were $763 million compared with $718 million for the first quarter of 2003 and $647 million for the fourth quarter of 2003. Net revenues in Financial Advisory of $359 million increased 7% compared with the same period last year, but reflected continued weakness in industry-wide completed mergers and acquisitions. Net revenues in the firm’s Underwriting business were $404 million compared with $381 million for the same 2003 period, primarily reflecting an increase in industry-wide equity and equity-related offerings, offset in part by lower net revenues from debt underwriting. The firm’s investment banking backlog increased during the quarter.

Trading and Principal Investments

Net revenues in Trading and Principal Investments were $4.12 billion, 47% above the first quarter of 2003 and 57% above the fourth quarter of 2003.

Net revenues in FICC rose to $2.10 billion, an increase of 9% compared with the previous record set in last year’s first quarter, as each of the major businesses performed well. FICC continued to operate in a favorable environment characterized by low interest rates, a steep yield curve, narrow credit spreads and volatile markets. The increase was driven by significantly higher net revenues in credit products and currencies. In addition, net revenues in interest rate products, mortgages and commodities were strong, but were lower compared with the first quarter of 2003.

Net revenues in Equities rose to $1.66 billion, an increase of 77% compared with the first quarter of 2003, as the business operated in a more favorable environment, characterized by stronger equity markets and increased customer-driven activity. Net revenues were significantly higher in the global equities products groups, reflecting particularly strong results across shares and derivatives. Net revenues were also significantly higher in the firm’s principal strategies business.

Principal Investments recorded net revenues of $359 million, primarily due to an unrealized gain related to the firm’s investment in the convertible preferred stock of Sumitomo Mitsui Financial Group, Inc. (SMFG) of $201 million, gains from other corporate principal investments and the recognition of merchant banking overrides.

Asset Management and Securities Services

Net revenues in Asset Management and Securities Services were $1.04 billion compared with $666 million for the first quarter of 2003 and $778 million for the fourth quarter of 2003.

Asset Management net revenues of $761 million increased 67% compared with last year’s first quarter, principally reflecting significantly higher incentive fees. The increase also reflected higher average assets under management and the contribution from Ayco. (3) Assets under management increased 10% during the quarter, including net asset inflows of $24 billion, primarily in alternative investment and equity assets, and market appreciation of $15 billion, primarily in equity and fixed income assets. Although the firm has numerous incentive arrangements, many such arrangements have annual performance periods that end on December 31st. For that reason, fees associated with these incentive arrangements are weighted to the firm’s first quarter.

Securities Services net revenues were $282 million compared with $211 million for the first quarter of 2003, primarily due to higher customer balances in the firm’s securities lending and margin lending businesses.

Expenses

Operating expenses were $4.00 billion, 26% higher than the first quarter of 2003 and 52% higher than the fourth quarter of 2003.

Compensation and benefits expenses of $2.96 billion increased 42% compared with the same period last year, commensurate with higher net revenues. The ratio of compensation and benefits to net revenues was 50% for the quarter, consistent with last year’s first quarter. Employment levels were essentially unchanged during the quarter.

Non-compensation-related expenses of $1.00 billion decreased 2% compared with the same period last year. Occupancy and depreciation and amortization expenses decreased, primarily due to lower exit costs associated with reductions in the firm’s global office space. These exit costs for the first quarter of 2004 were $35 million, compared with $97 million for the first quarter of 2003. These decreases were partially offset by higher brokerage, clearing and exchange fees, primarily reflecting increased volumes in many of the firm’s trading businesses. Professional services and other expenses included provisions for a number of litigation and regulatory proceedings of $60 million for the first quarter of 2004, compared with $100 million for the same period last year. Excluding these provisions, professional services and other expenses increased $48 million, principally due to higher levels of business activity.

The effective income tax rate for the first quarter of 2004 was 33.0%, up from 32.4% for fiscal year 2003 and down from 35.0% for the first quarter of 2003.

Capital

As of February 27, 2004, total capital was $91.37 billion, consisting of $22.23 billion in shareholders’ equity and $69.14 billion in long-term debt. (4) Book value per share was $45.51 based on common shares outstanding, including restricted stock units granted to employees with no future service requirements, of 488.6 million at period end. Tangible book value per share was $35.38. (1)

On January 30, 2004, the Board of Directors of The Goldman Sachs Group, Inc. (the Board) authorized the repurchase of an additional 15.0 million shares of common stock pursuant to the firm’s existing share repurchase program. The firm repurchased 4.7 million shares of its common stock during the quarter at an average price of

$99.42 per share. The remaining share authorization under the repurchase program, including the newly authorized amount, is 19.4 million shares.

Dividend

The Board declared a dividend of $0.25 per share to be paid on May 27, 2004 to common shareholders of record on April 27, 2004.

Shares Eligible for Future Sale

On May 10, 2004, approximately 55 million shares of common stock related to the firm’s initial public offering (IPO) and subsequent acquisitions, held primarily by people no longer active at the firm, become eligible for sale.

On June 23, 2004, approximately 44 million shares of common stock related to the firm’s IPO and subsequent acquisitions, held primarily by people who are active at the firm, become eligible for sale. In addition, approximately 10 million employee stock options granted at the time of the firm’s IPO become exercisable on that date. Substantially all of these shares are subject to compliance with blackout procedures and volume restrictions designed, in part, to facilitate orderly sales.

As of June 23, 2004, all of the shares of common stock beneficially owned by our former profit participating limited partners and former retired limited partners, and all of the shares deliverable pursuant to equity-based awards granted to employees in connection with the firm’s IPO will be eligible for sale.

*     *     *

Goldman Sachs is a leading global investment banking, securities and investment management firm that provides a wide range of services worldwide to a substantial and diversified client base that includes corporations, financial institutions, governments and high net worth individuals. Founded in 1869, it is one of the oldest and largest investment banking firms. The firm is headquartered in New York and maintains offices in London, Frankfurt, Tokyo, Hong Kong and other major financial centers around the world.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements.” These statements are not historical facts but instead represent only the firm’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside of the firm’s control. It is possible that the firm’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. For a discussion of some of the risks and important factors that could affect the firm’s future results, see “Business – Certain Factors That May Affect Our Business” in the firm’s Annual Report on Form 10-K for the fiscal year ended November 28, 2003.

Statements about the firm’s investment banking transaction backlog also may constitute forward-looking statements. Such statements are subject to the risk that the terms of these transactions may be modified or that they may not be completed at all; therefore, the net revenues that the firm expects to earn from these transactions may differ, possibly materially, from those currently expected. Important factors that could result in a modification of the terms of a transaction or a transaction not being completed include, in the case of underwriting transactions, a decline in general economic conditions, volatility in the securities markets generally or an adverse development with respect to the issuer of the securities and, in the case of financial advisory transactions, a decline in the securities markets, an adverse development with respect to a party to the transaction or a failure to obtain a required regulatory approval. For a discussion of other important factors that could adversely affect the firm’s investment banking transactions, see

“Business – Certain Factors That May Affect Our Business” in the firm’s Annual Report on Form 10-K for the fiscal year ended November 28, 2003.

Conference Call

A conference call to discuss the firm’s results, outlook and related matters will be held at 11:00 am (ET) today. The call will be open to the public. Members of the public who would like to listen to the conference call should dial 1-888-281-7154 (U.S. domestic) and 1-706-679-5627 (international). The number should be dialed at least 10 minutes prior to the start of the conference call. The conference call will also be accessible as an audio webcast through the Investor Relations section of the firm’s Web site, http://www.gs.com/our_firm/investor_relations/. There is no charge to access the call. For those unable to listen to the live broadcast, a replay will be available on the firm’s Web site or by dialing 1-800-642-1687 (U.S. domestic) or 1-706-645-9291 (international) passcode number 5979632, beginning approximately two hours after the event. Please direct any questions regarding obtaining access to the conference call to Goldman Sachs Investor Relations, via e-mail, at gs-investorrelations@gs.com.

The Goldman Sachs Group, Inc. and Subsidiaries
Net Revenues (5)
(unaudited)
($ in millions)

	Three Months Ended			% Change From
	Feb. 27,	Nov. 28,	Feb. 28,	Nov. 28,	Feb. 28,
	2004	2003	2003	2003	2003
Investment Banking

Financial Advisory	$359	$303	$337	18%	7%

Equity Underwriting	219	189	163	16	34
Debt Underwriting	185	155	218	19	(15)

Total Underwriting	404	344	381	17	6

Total Investment Banking	763	647	718	18	6

Trading and Principal Investments

FICC	2,103	1,136	1,935	85	9

Equities Trading	946	502	349	88	171
Equities Commissions	714	663	590	8	21

Total Equities	1,660	1,165	939	42	77

Principal Investments	359	321	(71)	12	N.M.

Total Trading and Principal Investments	4,122	2,622	2,803	57	47

Asset Management and Securities Services

Asset Management	761	513	455	48	67

Securities Services	282	265	211	6	34

Total Asset Management and Securities Services	1,043	778	666	34	57

Total net revenues	$5,928	$4,047	$4,187	46	42

The Goldman Sachs Group, Inc. and Subsidiaries
Consolidated Statements of Earnings
(unaudited)

	Three Months Ended			% Change From
	Feb. 27,	Nov. 28,	Feb. 28,	Nov. 28,	Feb. 28,
	2004	2003	2003	2003	2003
	(in millions, except per share amounts and employees)
Revenues
Investment banking	$754	$626	$626	20%	20%
Trading and principal investments	3,819	2,257	2,367	69	61
Asset management and securities services	787	535	469	47	68
Interest income	2,545	2,411	2,632	6	(3)

Total revenues (5)	7,905	5,829	6,094	36	30

Interest expense	1,873	1,771	1,907	6	(2)
Cost of power generation (6)	104	11	—	N.M.	N.M.

Revenues, net of interest expense and cost of power generation	5,928	4,047	4,187	46	42

Operating expenses
Compensation and benefits	2,964	1,411	2,094	110	42
Amortization of employee initial public offering and acquisition awards	31	20	49	55	(37)

Brokerage, clearing and exchange fees	233	221	190	5	23
Market development	62	83	55	(25)	13
Communications and technology	112	123	117	(9)	(4)
Depreciation and amortization	135	136	157	(1)	(14)
Amortization of identifiable intangible assets	32	201	32	(84)	—
Occupancy	170	171	223	(1)	(24)
Professional services and other	260	272	252	(4)	3

Total non-compensation expenses	1,004	1,207	1,026	(17)	(2)

Total operating expenses	3,999	2,638	3,169	52	26

Pre-tax earnings	1,929	1,409	1,018	37	89
Provision for taxes	636	438	356	45	79

Net earnings	$1,293	$971	$662	33	95

Earnings per share
Basic	$2.63	$1.98	$1.35	33	95
Diluted	2.50	1.89	1.29	32	94

Average common shares outstanding
Basic	492.0	490.1	489.3	—	1
Diluted	517.1	513.4	512.0	1	1

Employees at period end (7)	19,285	19,476	19,035	(1)	1

Ratio of compensation and benefits to net revenues	50%	35%	50%

The Goldman Sachs Group, Inc. and Subsidiaries
Average Daily VaR (8)
(unaudited)
($ in millions)

	Three Months Ended
	Feb. 27,	Nov. 28,	Feb. 28,
Risk Categories	2004	2003	2003
Interest rates	$38	$33	$32
Equity prices	37	29	31
Currency rates	23	20	22
Commodity prices	15	18	18
Diversification effect (9)	(42)	(43)	(50)

Firmwide	$71	$57	$53

* * *

Assets Under Management (10) (unaudited) ($ in billions)
	As of			% Change From
	Feb. 29,	Nov. 30,	Feb. 28,	Nov. 30,	Feb. 28,
	2004	2003	2003	2003	2003
Money markets	$93	$89	$108	4%	(14)%
Fixed income and currency	123	115	102	7	21
Equity	113	98	79	15	43
Alternative investments	83	71	57	17	46

Total	$412	$373	$346	10	19

	Three Months Ended
	Feb. 29,	Nov. 30,	Feb. 28,
	2004	2003	2003
Balance, beginning of period	$373	$365	$348

Net asset inflows / (outflows)
Money markets	4	(3)	(1)
Fixed income and currency	3	1	3
Equity	7	(5)	2
Alternative investments	10	3	—

Total net asset inflows / (outflows)	24	(4)	4

Net market appreciation / (depreciation)	15	12	(6)

Balance, end of period	$412	$373	$346

* * *

Principal Investments (unaudited) ($ in millions)
	As of February 27, 2004
	Corporate	Real Estate	Total
Private	$1,125	$746	$1,871
Public	181	46	227

Subtotal	1,306	792	2,098
SMFG convertible preferred stock (11)	1,890	—	1,890

Total	$3,196	$792	$3,988

Footnotes

(1)	Tangible shareholders’ equity equals total shareholders’ equity less goodwill and identifiable intangible assets. Management believes that tangible shareholders’ equity is a meaningful measure because it reflects the equity deployed in the firm’s businesses. Annualized return on average tangible shareholders’ equity is computed by dividing annualized net earnings by average monthly tangible shareholders’ equity. Tangible book value per share is computed by dividing tangible shareholders’ equity by the number of common shares outstanding, including restricted stock units granted to employees with no future service requirements. The following table sets forth a reconciliation of shareholders’ equity to tangible shareholders’ equity:

	Average for the
	Three Months Ended	As of
	February 27, 2004	February 27, 2004
	(unaudited, $ in millions)
Shareholders’ equity	$21,970	$22,235
Deduct: Goodwill and identifiable intangible assets	(4,966)	(4,947)

Tangible shareholders’ equity	$17,004	$17,288

(2)	Thomson Financial Securities Data – November 29, 2003 through February 27, 2004.

(3)	On July 1, 2003, The Goldman Sachs Group, Inc. acquired The Ayco Company, L.P. (Ayco), a provider of fee-based financial counseling in the United States.

(4)	Long-term debt includes nonrecourse debt of $6.71 billion, consisting of $3.09 billion issued by William Street Funding Corporation (a wholly owned subsidiary of The Goldman Sachs Group, Inc. formed to raise funding to support loan commitments made by another wholly owned William Street entity to investment-grade clients), $1.82 billion issued by consolidated variable interest entities and $1.80 billion issued by other consolidated entities, primarily associated with the firm’s ownership of Cogentrix Energy, Inc. and East Coast Power L.L.C. Nonrecourse debt is debt that The Goldman Sachs Group, Inc. is not directly or indirectly obligated to repay through a guarantee, general partnership interest or contractual arrangement.

(5)	The firm made certain changes to its segment reporting structure in 2003. These reclassifications did not affect the firm’s historical consolidated results of operations. Certain reclassifications have been made to previously reported amounts to conform to the current presentation.

(6)	Cost of power generation relates to the firm’s ownership of Cogentrix Energy, Inc., acquired December 19, 2003, and East Coast Power L.L.C. This line includes all of the direct costs of the firm’s power plant operations (e.g., fuel, operations and maintenance), as well as the depreciation and amortization associated with the plants and related contractual assets. Power generation revenues are included in “Trading and principal investments.”

(7)	Excludes employees of Goldman Sachs’ property management subsidiaries. Substantially all of the costs of these employees are reimbursed to Goldman Sachs by the real estate investment funds to which these companies provide property management and loan services. Also excludes employees of Cogentrix Energy, Inc. directly associated with the cost of power generation.

(8)	VaR is the potential loss in value of Goldman Sachs’ trading positions due to adverse market movements over a one-day time horizon with a 95% confidence level. The modeling of the risk characteristics of the firm’s trading positions involves a number of assumptions and approximations. While management believes that these assumptions and approximations are reasonable, there is no uniform industry methodology for estimating VaR, and different assumptions and/or approximations could produce materially different VaR estimates. During the fourth quarter of 2003, the firm made certain changes to its model for calculating VaR. The effect of these changes was not material and accordingly, prior periods have not been adjusted. For a further discussion of the calculation of VaR, see Part II, Item 7A “Quantitative and Qualitative Disclosures about Market Risk” in the firm’s Annual Report on Form 10-K for the fiscal year ended November 28, 2003.

(9)	Equals the difference between firmwide VaR and the sum of the VaRs for the four risk categories. This effect arises because the four market risk categories are not perfectly correlated.

(10)	Substantially all assets under management are valued as of calendar month end.

(11)	Includes the impact of foreign exchange revaluation on the investment, for which the firm maintains an economic hedge.